Exhibit 99.1
PRESS RELEASE February 10, 2012 FOR IMMEDIATE RELEASE For further information contact J. Scott Sitter, Choice Bank (920) 267-8052

CHOICE BANCORP, INC. REPORTS 2011 EARNINGS OF $1.50 PER SHARE *** Company reports record earnings of $3.2 million for 2011

February 2012 (Oshkosh, WI) – Choice Bancorp, Inc. (the “Company”) today reported net income of $1.7 million and $3.2 million, or $0.80 and $1.50 per common share for the quarter and year ended December 31, 2011, respectively.  This compares to net losses of $5.3 million and $5.1 million, or $2.44 and $2.35 per common share for the quarter and year ended December 31, 2010, respectively.  Driven by strong net interest income, limited loan losses, and contained overhead expense, the Company is reporting its first full year of positive net operating income since its subsidiary, Choice Bank, was formed in July of 2006.  As a result of positive earnings for 2011, the Company was able to recognize additional income of $1.2 million through a partial reduction of the valuation allowance on its deferred tax asset.

“The strategic plan and earnings model that we established during the second half of 2010 is working well and producing positive results for the company,” said President and CEO J. Scott Sitter.  “Our core earnings for the quarter represent the fourth consecutive quarter of higher operating results.  Our improved balance sheet structure and refined strategies have greatly enhanced net interest margin.   We continue to control our overhead costs and we noticed resurgence in mortgage fee income during the most recent quarter.  Our loan portfolio is performing well with no charge-off activity during the second half of 2011.  We continue to see a slow and steady recovery in our local economies.”

The Company posted a significant increase in its net-interest income for the year.  2011 net interest income of $7.0 million was $2.1 million ahead of 2010 levels, a 43.1% increase year-over-year.   Non-performing assets as of December 31, 2011 represent 1.21% of total assets, compared to 1.31% as of December 31, 2010, and a peer average of 2.53%.  As of December 31, 2011 the Company had no loans over 30 days past due that were still accruing interest.

The Company is reporting total assets of $175.1 million as of December 31, 2011.  This represents an $11.4 million, or 7.0%, increase from December 31, 2010.  Gross loans not held for resale were $159.7 million as of December 31, 2011 which represents an increase of $19.5 million, or 13.9%, compared to December 31, 2010.

Sitter added, “Most of the Company’s growth during 2011 occurred during the first three quarters of the year.  Although our local economies continued to expand during the fourth quarter of 2011, regulatory pressures prevented us from capitalizing on more opportunities.”

Choice Bank serves the Greater Winnebago County area in the State of Wisconsin.  For December 2011, the Department of Workforce Development was reporting an unemployment rate of 5.7% for Winnebago County.  This rate compares favorably to the State of Wisconsin rate of 7.1% and the national rate of 8.5%.  “In general, our business customers are reporting favorable trends for 2011,” Sitter said.  “With the exception of residential construction, we are seeing modest recovery across all business sectors.  As a community bank, we take great pride in knowing that our efforts play a vital role in establishing and maintaining a strong and diverse local economy.”

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	December 31, 2011	December 31, 2010
Financial Condition
Gross Loans (not held for resale)	$ 159,722	$ 140,234
Allowance for Loan Losses (ALLL)	4,145	3,046
Total Assets	175,143	163,698
Total Deposits	158,244	150,819
Stockholders’ Equity	15,653	12,255
Book Value per Share	$ 7.24	$ 5.67

Financial Ratios
Tier 1 Leverage Capital	8.87%	7.22%
Total Capital to Risk-Weighted Assets	12.61%	10.84%
Nonperforming Assets to Total Assets	1.21%	1.31%
ALLL to Total Loans	2.60%	2.17%
ALLL to Nonaccrual Loans	378%	1,172%

	For the Three Months Ending		For the Year Ending
	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010
Operating Results
Interest Income	$ 2,411	$ 2,121	$ 9,229	$ 7,271
Interest Expense	631	651	2,272	2,411
Net Interest Income	1,780	1,470	6,957	4,860
Provision for Loan Losses	300	1,775	1,200	2,590
Non-Interest Income	179	295	457	915
Non-Interest Expense	1,129	2,621	4,171	5,454
Provision (Credit) for Income Taxes	(1,200)	2,640	(1,200)	2,814
Net Income (Loss)	$ 1,730	$ (5,271)	$ 3,243	$ (5,083)
Earnings per Share	$ 0.80	$ (2.44)	$ 1.50	$ (2.35)

Forward-Looking Statements

Statements in this press release relating to the Company’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements.  These forward-looking statements are based on management’s current expectations.  The Company’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

Choice Bank, established in July 2006, is located at 2450 Witzel Avenue, Oshkosh with a second location at 2201 Jackson Street, Oshkosh. In March 2011, Choice Bank became a wholly-owned subsidiary of Choice Bancorp, Inc. Choice Bancorp, Inc. is publicly traded, one-bankholding company, trading under the symbol of CBKW.  Choice Bank is a locally owned and operated community bank dedicated to making a difference in your community!

Choice Bank…Your Community, Your Choice!

Member FDIC Equal Housing Lender
For additional information about Choice Bank, call (920) 230-1300 or visit www.choicebank.com.

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